EXHIBIT 99.1

Actuate Therapeutics Announces Proposed Public Offering of Common Stock

CHICAGO, IL and FORT WORTH, TX, September 9, 2025 — Actuate Therapeutics, Inc. (NASDAQ: ACTU) (“Actuate” or the “Company”), a clinical-stage biopharmaceutical company focused on developing therapies for the treatment of high-impact, difficult-to-treat cancers through the inhibition of glycogen synthase kinase-3 beta (GSK-3β), today announced that it intends to offer and sell shares of its common stock in an underwritten public offering. The Company also expects to grant the underwriters a 30-day option to purchase up to an additional fifteen percent (15%) of shares of its common stock offered in the public offering at the public offering price per share, less underwriting discounts and commissions. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The Company intends to use the net proceeds from the proposed offering for working capital and general corporate purposes.

Lucid Capital Markets is acting as sole book-running manager for the offering.

The common stock described above is being offered by the Company pursuant to a shelf registration statement on Form S-3 (File No. 333-289988), including a base prospectus, previously filed with and subsequently declared effective by the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. A final prospectus supplement describing the terms of the offering will be filed with the SEC. The offering will be made only by means of the prospectus supplement and the accompanying base prospectus, as may be further supplemented by any free writing prospectus and/or pricing supplement that the Company may file with the SEC. Copies of the preliminary prospectus supplement, and accompanying base prospectus relating to this offering, may be obtained from Lucid Capital Markets, LLC, 570 Lexington Avenue, 40th Floor, New York, NY 10022.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Actuate Therapeutics, Inc.

Actuate Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on developing therapies for the treatment of high-impact, difficult-to-treat cancers. Actuate’s lead investigational drug, elraglusib (a novel GSK-3β inhibitor), targets molecular pathways in cancer that are involved in promoting tumor growth and resistance to conventional cancer drugs such as chemotherapy through the inhibition of nuclear factor kappa-light-chain-enhancer of activated B cells (NF-kB) and DNA Damage Response (DDR). Elraglusib may also mediate anti-tumor immunity through the regulation of multiple immune checkpoints and immune cell function. For additional information, please visit the Company’s website at http://www.actuatetherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding Actuate’s expectations on the timing and completion of the offering and the anticipated use of proceeds therefrom. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including those risks disclosed under the caption “Risk Factors” in the preliminary prospectus supplement related to the offering. These forward-looking statements speak only as of the date hereof. Actuate does not undertake and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Investor Contact

Mike Moyer

Managing Director

LifeSci Advisors, LLC

mmoyer@lifesciadvisors.com

Media Contact

Ignacio Guerrero-Ros, Ph.D., or David Schull

Russo Partners, LLC

Ignacio.guerrero-ros@russopartnersllc.com

David.schull@russopartnersllc.com

(858) 717-2310 or (646) 942-5604